SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 22)


                                  Amendment No.

                                Fusion Systems Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   361129109
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement:  [  ]

PAGE 1 OF 9 PAGES

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Pilgrim Baxter & Associates, Ltd.
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  23-2797802
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING       770,900
REPORTING                       POWER
PERSON                  (7)     SOLE
WITH                            DISPOSITIVE             -0-
                                POWER
                        (8)     SHARED              770,900
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                   770,900
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [  ]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              10.5
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IA*
     *A wholly-owned subsidiary of United Asset Management Corporatio disclaims interest.

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Harold J. Baxter
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING       770,900
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED              770,900
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                   770,900
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED             10.5
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Gary L. Pilgrim
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                 ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING       770,900
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED              770,900
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                   770,900
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED             10.5
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Newbold's Asset Management, Inc.
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                 23-2797802
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE
WITH                            DISPOSITIVE             -0-
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 IA*
    * A wholly-owned subsidiary of United Asset Management Corporation disclaims interest.

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Brian F. Bereznak
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED             0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           James H. Farrell, Jr.
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           David W. Jennings
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           Eric C. Schneider
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED             0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.               361129109                       PAGE 2 OF 9 PAGES

(1)  NAME OF REPORTING PERSON           John M. Zerr
       S.S. or I.R.S. IDENTIFICATION NO.
       OF ABOVE PERSON                  ###-##-####
(2) CHECK THE APPROPRIATE BOX IF A      (A)     [X]
      MEMBER OF A GROUP*                (B)     [ ]

(3)  SEC USE ONLY

(4)  CITIZENSHIP OR
       PLACE OF ORGANIZATION      Pennsylvania

NUMBER OF               (5)     SOLE VOTING             -0-
SHARES                          POWER
OWNED BY                (6)     SHARED VOTING        11,000
REPORTING                       POWER
PERSON                  (7)     SOLE                    -0-
WITH                            DISPOSITIVE
                                POWER
                        (8)     SHARED               11,000
                                DISPOSITIVE
                                POWER

(9) AGGREGATE AMOUNT BENEFICIALLY                    11,000
      OWNED BY EACH REPORTING PERSON

(10) CHECK BOX IF THE AGGREGATE AMOUNT          [X]
        IN ROW (9) EXCLUDES CERTAIN SHARES*

(11)  PERCENT OF CLASS REPRESENTED              0.2
       BY AMOUNT IN ROW (9)

(12)  TYPE OF REPORTING PERSON*                 OO

SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
(a)  NAME OF ISSUER   Fusion Systems Corporation
(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     7600 Standish Place, Rockville, MD  20855

ITEM 2.
(a)  NAME OF PERSON FILING     Pilgrim Baxter & Associates, Ltd.
(b)  ADDRESS OF PRINCIPAL BUSINESS OR, IF NONE, RESIDENCE
     1255 Drummers Lane Suite 300, Wayne, PA 19087
(c)  CITIZENSHIP  Pennsylvania
(d)  TITLE OF CLASS OF SECURITIES Common Stock
(e)  CUSIP NUMBER 457674109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ] BROKER REGISTERED UNDER SECTION 15 OF THE ACT
(b) [ ] BANK AS DEFINED IN SECTION  3(a)(6)  OF THE ACT
(c) [ ] INSURANCE COMPANY AS DEFINED IN SECTION3(a)(19) OF THE ACT
(d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(e) [X] INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
(f) [ ] EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE 240.13d-1(b)(1)(ii)(F)
(g) [ ] PARENT HOLDING COMPANY, IN ACCORDANCE WITH 240.13d-1(b)(ii)(G)
          (NOTE: SEE ITEM 7)
(h) [ ] GROUP, IN ACCORDANCE WITH 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP
(a)  AMOUNT BENEFICIALLY OWNED            770,900
(b)  PERCENT OF CLASS                        10.5
(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
(i)  SOLE POWER TO VOTE OR DIRECT THE VOTE                           -0-
(ii) SHARED POWER TO VOTE OR DIRECT THE VOTE                     770,900
(iii)SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF              -0-
(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF     770,900

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ] .

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTING ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION
THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13d-1(b): BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

SIGNATURE
AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATE:    June 9, 1997
BY:      /s/  Amy Yuter
TITLE:   Chief Compliance Officer
         Pilgrim Baxter & Associates, Ltd..
         Newbold's Asset Management, Inc..